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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1 )*


                          Metrologic Instruments, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    591676101
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                                 (CUSIP Number)


                                December 29, 2000
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             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [X] Rule 13d-1(b)               [ ] Rule 13d-1(c)         [  ] Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.    591676101             SCHEDULE 13G            PAGE  2  OF  5  PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  Roney Capital Management, LLC                     04-3501394
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [ ]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
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                               5.     SOLE VOTING POWER

                                      353,962
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           353,962
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             353,962
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  353,962
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.5%
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12.               TYPE OF REPORTING PERSON*

                  IA
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CUSIP NO.    591676101            SCHEDULE 13G            PAGE  3  OF  5  PAGES
             ---------                                         ---    ---

ITEM 1.

      (a) Name of Issuer:  Metrologic Instruments, Inc.
                           ----------------------------

      (b) Address of Issuer's Principal Executive Offices:

          90 Coles Road
          Blackwood, NJ  08012

ITEM 2.

      (a) Name of Persons Filing:
      (b) Address of  Principal  Business  Office or, if none,  Residence:
      (c) Citizenship:

                    (a) Roney Capital Management, LLC

                    (b) 10 Post Office Square, Suite 325
                        Boston, MA  02109

                    (c) Delaware


(d) Title of Class of Securities: Common Stock
                                  ------------
(e) CUSIP Number:   591676101
                    ---------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
     (e) [X] Investment Adviser registered under Rule 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
     (g)  [ ] Parent Holding Company, in accordance with Rule 240.13d-1(b)(ii)
              (G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to Rule 240.13d-1(c), check this box  [ ].

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CUSIP NO.    591676101            SCHEDULE 13G            PAGE  4  OF  5  PAGES
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ITEM 4.   OWNERSHIP

      (a) Amount Beneficially Owned:  353,962
                                    --------------------------------------------
      (b) Percent of Class:    6.5%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:    353,962
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  353,962
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:   353,962
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                      ----------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following.     [ ]


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Clients of the reporting person are the owners of the securities that are the subject of this filing. No individual client or related group of clients own more than 5% of the class.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Not Applicable



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CUSIP NO.    591676101            SCHEDULE 13G            PAGE  5  OF  5  PAGES
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ITEM 10.  CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


                                                    February 20, 2001
                                                   -------------------
                                                          Date

                                             Roney Capital Management, LLC

                                             By:/s/ J. Edward Roney, Jr.
                                                --------------------------------
                                                J. Edward Roney, Jr., CEO